                                                                    Exhibit 10.2


                        SETTLEMENT AND RELEASE AGREEMENT

         This SETTLEMENT and RELEASE AGREEMENT is made and entered into as of September 25, 2001 (the "effective date") by BRACCO IMAGING S.P.A., an Italian corporation having a principal place of business at Via Egidio Folli, n. 50, 20134 Milan, Italy ("Bracco"); THE GENERAL HOSPITAL CORPORATION, a Massachusetts corporation, having a principal place of business at 55 Fruit Street, Boston, MA 02129-2000, USA ("GH"); and EPIX MEDICAL, INC., a Delaware corporation, having a principal place of business at 71 Rogers Street, Cambridge, MA 02142, USA ("EPIX"). Bracco, GH and EPIX may each be referred to separately as a "Party" or collectively as the "Parties."

                                    RECITALS

         WHEREAS, Bracco is using, manufacturing, selling, offering to sell, importing, exporting and/or distributing a pharmaceutical imaging agent identified by the trademark "MultiHance(TM)" in certain countries, and is seeking approval from regulatory authorities for eventual distribution of "MultiHance(TM)" in the United States, and is interested in the worldwide distribution of "MultiHance(TM)"; and

         WHEREAS, The General Hospital Corporation, which is doing business as Massachusetts General Hospital ("GH"), owns certain patents and patent applications related to imaging agents such as the Licensed Product; and

         WHEREAS, EPIX has certain rights under those patents and patent applications owned by GH (the "Licensed Patents"), pursuant to an Amended and Restated License Agreement dated July 10, 1995, as amended, between EPIX and GH

("EPIX/GH Agreement"), including rights to obtain, enforce, defend and sublicense those patents; and

         WHEREAS, EPIX and GH have initiated litigation for infringement of one of GH's patents in France against Bracco S.p.A. located in Via Egidio Folli 50, 20134 Milan, Italy and against Laboratoires Byk France S.A., 593 route de Boissise, 773 50 Le Mee-sur-Seine for sales of MultiHance; and

         WHEREAS, EPIX and GH have initiated litigation for infringement of one of GH's patents in Germany against Bracco-Byk Gulden GmbH, Max-Stromeyer-Str. 57, 78467 Konstanz, Germany and against Byk Gulden Lomberg Chemische Fabrik GmbH, Byk-Gulden Str. 2, 78467 Konstanz, Germany and against certain managers and representatives of those companies for sales of MultiHance; and

         WHEREAS, Bracco and/or its Affiliates and the Named Entities, including Bracco S.p.A. in the person of its Chief Executive Officer and legal representative Dr. Diana Bracco; Laboratoires Byk France S.A. with seat in Le Mee-sur-Seine (France), Route de Boissise 593, in the persons of its legal representatives Mr. Klaus Rath and Mr. Jean Husson; BYK Nederland B.V. with seat in Zwanenburg (Holland), 1161 AG Weerenweg 29 in the person of its legal representative and financial director Mr. Jan HermanTimmermans; Byk Gulden Lomberg Chemische Fabrik GmbH., with seat in Konstanz (Germany), Byk Gulden Str. 2, in the persons of its legal representatives Professor Heinz W. Radtke and Dr. Herbert Suchy; Bracco-Byk Gulden GmbH with seat in Konstanz (Germany), Max-Stromeyer-Str. 57, in the person of its legal representative Dr. Astrid Seeberg; E. Merck Ltd. with seat in Middlesex (Great Britain), Harrier House, High Street West Drayton UB7 7QG in the person of its legal representative Mr. John

Vass; Sintetica S.A. with seat in Mendrision (Switzerland), San Martino via Penate 5 in the persons of its legal representatives Dr. Antonio Gelmetti and Professor Ernst Felder; Astra Tech AB. with seat in Molndal (Sweden), Aminogatan 1, in the person of its legal representative Mr. Gosta Wennerstrom; Bracco International B.V. with seat in Amsterdam (Holland), 1077 ZX, Strawinsky Laan 3051 in the persons of its legal representatives Mr. Gea van Estrik and Mr. Tom Herbschleb; Gerot Pharmazeutica Ges.m.b.H. with seat in Vienna (Austria), Amethgasse 3, in the person of its legal representative Dr. Franco Mamoli; Byk Belga SA. with seat in Brussels (Belgium) via Anatole France 115-12, in the persons of its legal representatives Dr. Eddy Tordeur and Mr. Gerard Ameels; have initiated litigation for a declaration of non-infringement and for nullity of one of GH's patents in Italy against EPIX and GH; and

         WHEREAS, Bracco and/or its Affiliate Bracco S.p.A. has requested revocation of one of GH's patents in the courts of the United Kingdom against GH; and

         WHEREAS, Bracco and/or its Affiliates including Bracco S.p.A. and Byk Gulden Lomberg Chemische Fabrik GmbH have opposed one of GH's patents in the European Patent Office and have appealed the decision of the Opposition Division confirming the validity of that patent; and

         WHEREAS, Bracco and/or its Affiliates including Bracco Research Associate Anonyme have opposed one of GH's patents in the Japanese Patent Office; and

         WHEREAS, Bracco, GH and EPIX intend to enter into an agreement that, with regard to the Licensed Patents and Licensed Products, is intended to avoid further expenditure of financial, managerial and other resources and to resolve any and all current intellectual property disputes pertaining to Licensed Patents and Licensed

Products without resort to further litigation by entering into this Settlement and Release Agreement ("S/R Agreement") and to make other agreements in connection with this S/R Agreement, including a Worldwide License Agreement to be executed simultaneously with the S/R Agreement; and

         WHEREAS, EPIX is willing to grant Bracco a worldwide nonexclusive sublicense under the Licensed Patents; and

         WHEREAS, Bracco is willing to obtain from EPIX a worldwide nonexclusive sublicense under the Licensed Patents; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this S/R Agreement, the Parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this S/R Agreement, the terms defined in this Article shall have the meanings specified below. These terms are intended to encompass both the singular and plural forms.

         1.1 "AFFILIATE" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with a Party to this S/R Agreement. For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation. For the purposes of this definition, Bracco Affiliates shall include, without limitation, those Affiliates that are, or will become, sublicensees under the Worldwide License Agreement and shall initially include the entities identified on Exhibit 1 and any future similarly organized Bracco Affiliates.

         1.2 "BRACCO" shall mean Bracco identified as a Party above.

         1.3 "EPIX" shall mean EPIX identified as a Party above and any EPIX Affiliate.

         1.4 "EPIX/GH AGREEMENT" shall mean the Amended and Restated License Agreement dated July 10, 1995, as amended, between EPIX and GH providing rights to EPIX to obtain, enforce, defend and sublicense patents owned by GH.

         1.5 "GH" shall mean GH identified as a Party above.

         1.6 "LICENSED PATENTS" shall mean all patents and patent applications owned by GH listed on Exhibit 2 of this S/R Agreement and licensed to EPIX under the EPIX/GH Agreement, including any division, renewal, continuation, continuation-in-part, extension, reissue, reexamination, substitution, confirmation, registration, revalidation, supplementary protection certificate or any extension or additions thereto.

         1.7 "EPIX PATENTS" shall mean any and all patents and patent applications covering the Licensed Products, other than the Licensed Patents, that are currently or may hereafter be owned, obtained, acquired, purchased by or licensed to, with a right to sublicense, or in any way under the control or at the disposal of EPIX, including any division, renewal, continuation, continuation-in-part, extension, reissue, reexamination, substitution, confirmation, registration, revalidation, supplementary protection certificate or any extension or additions thereto.

         1.8 "LICENSED PRODUCTS" shall mean any pharmaceutical product or formulation sold by Bracco or its Affiliates comprising the drug substance having the chemical name (4-carboxy-5, 8, 11-tris (carboxymethyl)-1-phenyl-2-oxa-5, 8, 11-triazatridecan-13-oato (5-)) gadolinate (2-) dihydrogen, including but not limited to the product identified by Bracco's trademark "MultiHance" and having the CAS Registry Number 127000-20-8; and intermediates used in making, methods of preparing and methods of using such product or formulation, that, absent the license provided in the Worldwide License Agreement, would be an infringement of a Valid Claim of the Licensed Patents.

         1.9 "NAMED ENTITIES" shall mean those entities involved in the actions/disputes described in Exhibit 4 of this S/R Agreement, excluding EPIX and GH.

         1.10 "PARTY" or "PARTIES" shall mean Bracco, GH or EPIX individually or together.

         1.11 "S/R AGREEMENT" shall mean this Settlement and Release Agreement entered into by GH, EPIX and Bracco as of its effective date.

         1.12 "TERRITORY" shall mean any country in the world in which a Licensed Patent has issued and a Valid Claim is in effect. Exhibit 5 lists the countries in which a Licensed Patent has issued with reference to the time of execution of this Agreement.

         1.13 "THIRD PARTY" shall mean any entity other than GH, EPIX, Bracco or a Bracco Affiliate.

         1.14 "VALID CLAIM" shall mean a claim in an issued, unexpired patent that is a Licensed Patent, that, absent the license provided in the Worldwide License Agreement, would be infringed by the Licensed Products, that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (ii) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through disclaimer or otherwise, or (iv) is not lost through an interference proceeding.

         1.15 "WORLDWIDE LICENSE AGREEMENT" shall mean the Worldwide License Agreement between Bracco and EPIX, as of its effective date, which is to be executed in conjunction with this S/R Agreement.

                                   ARTICLE 2

       WORLDWIDE SETTLEMENT AND RELEASE OF INTELLECTUAL PROPERTY DISPUTES

         2.1 SETTLEMENT OF DISPUTES. In order to compromise, settle, and terminate in their entirety any intellectual property disputes now pending worldwide pertaining to the Licensed Patents and/or the Licensed Products, the Parties undertake to act in accordance with the following promises:

         (i) Within ten (10) days of the execution of this S/R Agreement, Bracco and/or its Affiliates shall execute and timely file all documents necessary to terminate in their entirety all current actions or legal proceedings instituted by the Named Entities in the United Kingdom, Italy, the European Patent Office, the Japanese Patent Office and any other territory against the Licensed Patents, such documents to be executed and timely filed by Bracco and/or its appropriate Affiliate, and Bracco shall bear all court costs or other fees incurred thereby, with the understanding that each Party shall bear its own attorneys' fees and costs with respect to such actions and their termination and without application for reimbursement for court costs or fees from any Party; such termination request to be in a form agreed to by the Parties in substantially the same form as set forth in Exhibit 3 of this S/R Agreement. Any failure to terminate in its entirety any one of these legal proceedings instituted by Bracco or any other Named Entity will be considered to be a material breach of this S/R Agreement.

         (ii) Within ten (10) days of the execution of this S/R Agreement, EPIX and GH shall execute and timely file all documents necessary to terminate in their entirety all current actions or legal proceedings in France, Germany and any other territory brought in relation to the Licensed Products against Bracco, and EPIX and GH shall bear all court costs or other fees incurred thereby, with the understanding that each Party shall bear its own attorneys' fees and costs with respect to such actions and their termination and without application for reimbursement for court costs or fees from any Party; such termination request to be in a form agreed to by the Parties in substantially the same form as set forth in Exhibit 3 of this S/R Agreement. Any failure to terminate in its entirety any one of these legal proceedings as listed in Exhibit 4 will be considered to be a material breach of this S/R Agreement.

         2.2 EXECUTION OF AGREEMENTS AND OTHER PAPERS. Simultaneously with the execution of this S/R Agreement, EPIX and Bracco shall execute the Worldwide License Agreement related to the Licensed Products, Licensed Patents and financial considerations described in that Agreement. Any failure to execute that Agreement and pay all monies in accordance with the terms and conditions described therein will be considered to be a material breach of this S/R Agreement. All Parties shall cooperate and execute all necessary papers to terminate all of the legal proceedings as listed in Exhibit 4 in accordance with the terms of Section 2.1 of this S/R Agreement.

         2.3 RELEASE. The execution of this S/R Agreement and the Worldwide License Agreement constitutes a mutual release and satisfaction of all prior claims between the Parties thereto with respect to the sale of Licensed Products. Except with respect to obligations or rights created by or arising out of this S/R Agreement and the Worldwide License Agreement herewith, the Named Entities, on one side, GH and EPIX, on the other side, hereby release and forever discharge each other and their respective predecessors, successors, assignees, employees, shareholders, officers, directors, agents, subsidiaries, from any and all claims, demands, causes of action, obligations, damages, costs, expenses, attorney's fees and liabilities of any nature whatsoever whether or not now known, suspected or claimed which the Parties had, have or may have against one another with respect to the Licensed Patents and the Licensed Products based upon events occurring prior to the effective date of this S/R Agreement.

         2.4 SURVIVAL. Subject to the last sentence of this Section 2.4 below, the obligations, rights and agreements of this Article 2 shall survive and remain in effect notwithstanding the termination of this S/R Agreement for any reason, except for material breach by any Party of this S/R Agreement or the Worldwide License Agreement executed herewith. Failure by Bracco to pay monies or royalties when due will be regarded as a material breach of this S/R Agreement. GH acknowledges and agrees that, except for a breach of the S/R Agreement or of the Worldwide License Agreement by Bracco, GH shall continue the Worldwide License Agreement granted to Bracco under the Licensed Patents for the Licensed Products in the event that the EPIX/GH Agreement is terminated, PROVIDED THAT Bracco agrees to assume all insurance obligations set forth in the EPIX/GH Agreement, unless the Worldwide License Agreement has been terminated prior thereto in accordance with its terms and conditions.

         2.5 NO ASSIGNMENT. The Parties warrant that they have made no assignment, and will make no assignment, of any claim, chose in action, right of action, or any right of any kind whatsoever, embodied in any of the claims and allegations made in any pending dispute identified herein.

                                    ARTICLE 3

                         WARRANTIES AND REPRESENTATIONS

         3.1 Each Party makes the following warranties and representations to each of the other Parties:

         (i) CORPORATE POWER. Each Party is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is organized and has all requisite power and authority to enter into and perform this S/R Agreement and the transactions contemplated hereby and to require its Affiliates to abide by its terms and conditions.

         (ii) DUE AUTHORIZATION. The execution, delivery and performance of this S/R Agreement have been duly authorized by all necessary corporate action on the part of each Party; no consent of any Third Party is needed to enter into this S/R Agreement.

         (iii) BINDING AGREEMENT. This S/R Agreement is and shall be a legal and valid obligation binding upon each of the Parties, enforceable in accordance with their respective terms.

         (iv) NO CONFLICT. None of the Parties has or will enter into any agreement that would interfere with the rights, licenses and privileges granted under this S/R Agreement. The execution, delivery and performance of this S/R Agreement and the consummation of the transactions contemplated hereby do not and will not violate the provisions of any Party's certificate of incorporation or bylaws or similar type documents or the provisions of any note, lease, license permit or other instrument or obligation or violate any law, order, rule or regulation applicable to it or conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         3.2 GH'S WARRANTIES & REPRESENTATIONS. GH represents and warrants that:

         (i) it owns and has good, valid, right, title and interest in the Licensed Patents and, subject to the rights of the U.S. Government under 35 U.S.C ss.ss. 202, et seq., has given the exclusive right to license such Licensed Patents to EPIX free and clear of mortgages, charges and encumbrances of any nature whatsoever, including EPIX' right to grant sublicenses;

         (ii) it has not assigned, conveyed or otherwise encumbered, and will not do so for the life of this S/R Agreement by any written or oral agreement or otherwise, any right, title or interest in the Licensed Patents in a way that would preclude, diminish or limit either EPIX' or Bracco's ability to use the Licensed Patents to practice, exploit and benefit from the manufacture, use or sale of the Licensed Products;

         (iii) to the best of its knowledge after reasonable inquiry, no person has asserted or made any claim or challenge to GH's right to license the Licensed Patents to EPIX or any claim or challenge to EPIX' right to sublicense the Licensed Patents;

         (iv) it has not transferred any rights in any of the currently pending litigations or oppositions to another entity, that it will not apply for or request from

                  Bracco, its Affiliates, any Named Entity or any other legal body any reimbursement of legal fees or court costs related to any legal proceeding described herein and agrees to abide by its promises and agreements described in Article 2;

         (v) to the best of its knowledge, it has made a full, complete and accurate disclosure of all non-privileged written material in its possession and not publicly available regarding the ownership, validity and enforceability of the Licensed Patents to EPIX; and

         (vi) to the best of its knowledge, it has no patents or pending applications covering the Licensed Products other than the Licensed Patents and hereinafter, to the extent that such patents or pending applications are found or acquired, GH shall refrain from asserting such patents or applications against Bracco, its Affiliates or their distributors and customers as long as Bracco is making payments pursuant to the Worldwide License Agreement.

         3.3 EPIX' WARRANTIES & REPRESENTATIONS. EPIX represents and warrants that:

         (i) it has a valid interest in the Licensed Patents and, subject to the rights of the U.S. Government under 35 U.S. C.ss.ss.202 et seq., has the exclusive right to sublicense such Licensed Patents to other entities, including Bracco;

         (ii) it has not assigned, conveyed or otherwise encumbered and will not do so for the life of this S/R Agreement by any written or oral agreement or otherwise any interest in the Licensed Patents or the EPIX Patents in a way that would preclude, diminish or limit Bracco's ability to use the Licensed Patents or the EPIX Patents to practice, exploit and benefit from the manufacture, use or sale of Licensed Products;

         (iii) to its knowledge after reasonable inquiry, no person has asserted or made any claim or challenge to GH's right to license the Licensed Patents to EPIX or any claim or challenge to EPIX' right to sublicense the Licensed Patents;

         (iv) it has not transferred any rights in any of the currently pending litigations or oppositions to another entity, that it will not apply for or request from Bracco, its Affiliates, any Named Entity or any other legal body any reimbursement of legal fees or court costs related to any legal proceeding described herein and agrees to abide by its promises and agreements described in Article 2;

         (v) it has made a full, complete and accurate disclosure of all non-privileged written material in its possession and not publicly available regarding the ownership, validity and enforceability of the Licensed Patents to Bracco; and

         (vi) it has no patents or patent applications pending or issued or license rights that cover the formulations of the Licensed Products, nor, to the best of its knowledge, intermediates used in making Licensed Products, methods of preparing Licensed Products or methods of using Licensed Products for magnetic resonance imaging the liver or central nervous system other than those set forth on Exhibit 2 hereof.

         3.4 BRACCO'S WARRANTIES & REPRESENTATIONS. Bracco represents and warrants that:

         (i) it has the authority to act and execute this S/R Agreement on behalf of itself and its Affiliates and has the authority to terminate in their entirety all litigations or actions in disputes with EPIX and GH on behalf of itself and its Affiliates;

         (ii) it has disclosed and will disclose to EPIX all claims or challenges by Third Parties to the validity, enforcement or infringement of the Licensed Patents in the Territory; and

         (iii) it has not transferred any rights in any of the currently pending litigations or oppositions to an Affiliate or another entity, that neither Bracco nor any other Named Entity will apply for or request from EPIX, GH or any legal body any reimbursement of legal fees or court costs related to any legal proceeding described herein, and Bracco agrees to abide by its promises and agreements described in Article 2.

                                    ARTICLE 4

                                 CONFIDENTIALITY

         4.1 During the term of this S/R Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each Party shall maintain in confidence the information received by any other Party, including but not limited to that relating to the terms and conditions of this S/R Agreement, and shall not disclose, use or grant the use of such information of the other Party, except on a need-to-know basis to such Party's or its Affiliates' directors, officers and employees, and such Party's consultants and collaborators, to the extent such disclosure is reasonably necessary in connection with such Party's activities as expressly authorized by this S/R Agreement. To the extent that disclosure to any person is authorized by this S/R Agreement, prior to disclosure, a Party shall advise such person of the confidential nature of such information and not to disclose, use or grant the use of the information of the other Party except as expressly permitted under this S/R Agreement. The confidentiality obligations under this Section 4.1 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction.

         4.2 The Parties agree that press releases and other announcements to be made by them in relation to this S/R Agreement shall be subject to the written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that any such press release is required to be made by law and the consent of the other Parties is not obtained after reasonable efforts to do so. EPIX intends to issue a press release immediately following the execution of this S/R Agreement, the form and content of which is substantially similar to the one attached hereto as Exhibit 6 of the S/R Agreement.

                                    ARTICLE 5

                            DURATION AND TERMINATION

         5.1 DURATION. This S/R Agreement shall come into effect as of the effective date and shall remain in full force and effect until the date of expiration of the last to expire of any Valid Claim under the Licensed Patents in each country.

         5.2 TERMINATION OF THIS S/R AGREEMENT. This S/R Agreement may be terminated by either EPIX or Bracco upon thirty (30) days notice in the event of
(i) a material breach by the other Party or (ii) bankruptcy, insolvency, dissolution or winding up of the other Party (a "Bankruptcy Event"), except, in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing. No Party shall have the right to terminate this S/R Agreement for a material breach without first giving written notice to the other Party setting forth in such notice the details of the material breach and giving such other Party the right to cure such breach within thirty (30) days, or ten (10) days in the case of a failure to make a payment on time, to cure such breach. In the event that such other Party believes that the breach set forth in the notice has not occurred or is not a material breach, such other Party shall give written notice to the notifying Party of the basis for its position within such thirty (30) day period. In the event there is a dispute between the parties as to whether a breach has occurred, no Party shall have the right to terminate this S/R Agreement without first following the procedures for dispute resolution set forth in Sections 6.4, 6.5 or 6.6. In no event shall any dispute as to the infringement of a Valid Claim of any Licensed Patent in any country or as to the validity or enforceability of a Valid Claim of any Licensed Patent be deemed a material breach of this S/R Agreement.

         5.3 CONSEQUENCES OF TERMINATION OF S/R AGREEMENT.

             5.3.1 EFFECT OF TERMINATION BY EPIX. In the event that this S/R Agreement is terminated by EPIX pursuant to breach of Section 2, breach of
Section 3.1 or 3.4 or pursuant to Section 5.2(ii), EPIX shall be entitled to claim from Bracco in a court of competent jurisdiction all damages or other relief which would otherwise be available to EPIX at law or in equity.

             5.3.2 EFFECT OF TERMINATION BY BRACCO. In the event that this S/R Agreement is terminated by Bracco pursuant to breach of Section 2, breach of
Section 3.2 or 3.3 or pursuant to Section 5.2(ii), Bracco shall be entitled to claim from EPIX in a court of competent jurisdiction all damages or other relief which would otherwise be available to Bracco at law or in equity.

         5.4 SURVIVAL. The following Sections shall survive termination of the S/R Agreement: all clauses of Articles 2, 3, 4, 5.3, 6.1, 6.2, 6.4, 6.5, 6.6,
6.7, 6.8, 6.11 and 6.12.

                                    ARTICLE 6

                                  MISCELLANEOUS

         6.1 NOTICES. All notices required pursuant to this S/R Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, international overnight courier, confirmed facsimile transmission for documents other than with respect to service of process, or registered or certified mail (return receipt requested, postage prepaid) to the following addresses:

                  If to GH:          The General Hospital Corporation
                                     Building 149, 13th Street, Suite 5036
                                     Charlestown, MA 02109
                                     Attention: Director,
                                     Corporate Sponsored Research And Licensing

                  If to EPIX:        EPIX Medical, Inc.
                                     71 Rogers Street
                                     Cambridge, MA 02142-1118
                                     Attention: Chief Executive Officer
                                     Facsimile: 617- 250-6031

                  With a copy to:    Mintz, Levin, et al.
                                     One Financial Center
                                     Boston, MA 02111
                                     Attention: William T. Whelan, Esq.
                                     Facsimile: 617-542-2241

                  If to Bracco:      Bracco S.p.A.
                                     Via E. Folli 50
                                     20134 Milan
                                     Attention: Group Business Development
                                     Facsimile: 011-39-02-2177-2781

                  With a copy to:    Kramer Levin Frankel & Naftalis
                                     919 Third Avenue
                                     New York, New York 10022
                                     Attention: Nicholas L. Coch, Esq.
                                     Facsimile: 212.715.8000

Any Party may change its designated address and facsimile number by notice to the other Parties in the manner provided in this Section. Service of process by confirmed facsimile transmission is not permitted.

         6.2 ASSIGNMENT. This S/R Agreement may not be assigned by any Party without the prior written consent of the other Parties, except that any Party may assign this S/R Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of the S/R Agreement, with prompt written notice to the other Parties of any such assignment. This S/R Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assignees.

         6.3 FORCE MAJEURE. No Party shall be held liable or responsible to the other Parties nor be deemed to have defaulted under or breached this S/R Agreement for failure or delay in performing any term of this S/R Agreement when such failure or delay is


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

caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), riots, strikes, lockouts or other labor disturbances, lawsuits, acts of God, or acts, omissions or delays in acting by any court, governmental authority or any other Party.

         6.4 ARBITRATION CLAUSE. In the event of a dispute between the Parties arising out of or in connection with this S/R Agreement, the appropriate officers or managers of the Parties shall meet within thirty (30) days after notice of such dispute in a first attempt to settle through good faith negotiations. In the event the Parties are unable to resolve such dispute, upon the mutual consent of the Parties, such dispute may be finally settled by and remanded to the exclusive jurisdiction of the American Arbitration Association and a panel of three Arbitrators, appointed one by Bracco and one by EPIX and GH together, and a third who is appointed by agreement of the first two Arbitrators or, in the absence of such agreement, by the American Arbitration Association, who shall act as President. The Party raising the dispute shall request the arbitration and shall notify the other Party at the same time of the name of its own appointed Arbitrator as provided for herein. The Party receiving such request and notice shall within 30 (thirty) days of said notice appoint their own Arbitrator as provided for herein and notify the other Party thereof. The American Arbitration Association shall also proceed with the appointment of any Arbitrator if any Party required to proceed with such an appointment shall not have done so within the aforesaid 30 (thirty) day period. The Arbitration shall be held in accordance with the Commercial Rules of the American Arbitration Association and take place in New York, NY. Notwithstanding the above, without resort to arbitration in the first instance, any Party shall have the right to bring suit against the other Party to resolve the dispute as provided in Section 6.6 below.

         6.5 AMENDMENT AND WAIVER. This S/R Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         6.6 APPLICABLE LAW, JURISDICTION AND SERVICE OF PROCESS. This S/R Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. Any legal action or proceeding with respect to this S/R Agreement shall be brought in the state courts of New York or in the Federal courts of the United States of America for New York. By execution and delivery of this S/R Agreement, each of the Parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

         6.7 SEVERABILITY. In the event that any provision of this S/R Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the S/R Agreement to preserve their original intent.

         6.8 ENTIRE AGREEMENT. This S/R Agreement in conjunction with the Worldwide License Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof. This Agreement may not be modified or amended except by written instrument, signed by all Parties.

         6.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this S/R Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         6.10 COUNTERPARTS. This S/R Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.11 INDEPENDENT CONTRACTORS; NEGATION OF PARTNERSHIP. The relationship of EPIX, GH and Bracco established by this S/R Agreement is that of independent contractors, and nothing contained in this S/R Agreement shall be construed to give any Party the power to direct or control the day-to-day activities of any other Party, or allow any Party to create or assume an obligation on behalf of any other Party for any purpose whatsoever. This S/R Agreement is not intended to create a partnership between EPIX, GH and/or Bracco for United States federal income tax purposes for any state or local jurisdiction in the United States, of for any country other than the United States. Therefore, there is no requirement in the United States to file Form 1065, United States Partnership Return of Income, or any similar state or local income tax return in any political subdivision, of the United States, or any similar tax document in any country other than the United States in regard to the contractual relationship described in this S/R Agreement.

         6.12 AMBIGUITIES. The Parties acknowledge and agree that: (i) each Party reviewed and negotiated the terms and provisions of the S/R Agreement and have


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

contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this S/R Agreement; and (iii) the terms and provisions of this S/R Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this S/R Agreement.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this S/R Agreement as of the date first above written.

BRACCO IMAGING S.P.A.                      EPIX MEDICAL, INC.


By: /s/ Diana Bracco                       By: /s/ Michael D. Webb
    ---------------------------                ------------------------------
Title: Chairman                            Title: CEO
      ------------------------                    ---------------------------
Date: September 25, 2001                   Date:  September 24, 2001
      ------------------------                    ---------------------------


THE GENERAL HOSPITAL CORPORATION


By: /s/ Frances Toneguzzo
    -----------------------------
Title: Director
       --------------------------
Date:  September 24, 2001
       ---------------------------


Exhibits attached:

         Exhibit 1: List of Current Bracco Affiliates
         Exhibit 2: List of Patents
         Exhibit 3: Form of Termination Of Action/Dispute Request
         Exhibit 4: List of Worldwide Actions/Disputes and Named Entities
         Exhibit 5: List of Countries having Issued Licensed Patents
         Exhibit 6: Press Release

THE FOREGOING EXHIBITS HAVE BEEN OMITTED AND WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.


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